EXHIBIT (a)(1)

CERTIFICATE OF TRUST

OF

JOHN HANCOCK GA MORTGAGE TRUST

THIS Certificate of Trust of John Hancock GA Mortgage Trust (the "Trust'') is being duly executed and filed by the undersigned to form a statutory trust under the Delaware Statutory Trust Act (12 Del.C. sec. 3801 et seq.) (the "Act").

1.       Name. The name of the statutory trust is John Hancock GA Mortgage Trust.

2.       Registered Office; Registered Agent. The business address of the Trust's registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808. The name of the Trust's registered agent at such address is Corporation Service Company.

3.       Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4.       Series. Pursuant to Section 3806(b)(2) of the Act, the Trust may issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a "Series'').

5.       Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a pm1icular Series shall be enforceable against the assets of such Series only, m1d not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

6.       Effective Date. This Certificate of Trust shall be effective upon filing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811 (a)(l) of the Act.

/s/ E. David Pemstein
E. David Pemstein
Trustee
Date: May 31, 2018